Exhibit 99.1


[CAPITAL TRUST LOGO]


Contact:   Rubenstein Associates

           Robert Solomon: (212) 843-8050


  Capital Trust, Inc. Announces Pricing for Public Offering of Class A Common
                                     Stock

      NEW YORK, NY (July 23, 2004) - Capital Trust, Inc. (NYSE:CT) announced today that it had priced its previously announced underwritten public offering of 3,500,000 shares of class A common stock at a price of $23.75 per share. The offering consists of 1,363,289 newly issued shares of class A common stock offered by Capital Trust and 2,136,711 shares of class A common stock to be sold by certain selling shareholders, issued upon the conversion of $44,871,000 of convertible junior subordinated debentures.

      Capital Trust has granted to the underwriters an option to purchase up to an additional 525,000 shares of class A common stock from the Company to cover over-allotments, if any. The Company expects that the offering will be completed on July 28, 2004, subject to customary closing conditions.

      The offering will be made through an underwriting syndicate led by Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. and co-managed by Jefferies & Co., Inc. and JMP Securities LLC.

      The offering of these securities will be made only by means of a prospectus supplement and accompanying prospectuses as filed with the Securities and Exchange Commission. When available, investors may obtain a copy of the prospectus supplement and accompanying prospectuses relating to the offering from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036.

      This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.